Exhibit 5.1

December 15, 2005 Burlington Northern Santa Fe Corporation 2650 Lou Menk Drive Fort Worth, Texas 76131	Mayer, Brown, Rowe & Maw LLP 190 South La Salle Street Chicago, Illinois 60603-3441 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrownrowe.com

Ladies and Gentlemen:

We have acted as counsel to Burlington Northern Santa Fe Corporation, a Delaware corporation (“BNSF”) and BNSF Funding Trust I, a Delaware Statutory Trust (the “Trust”), in connection with the (i) an offering pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of BNSF’s debt securities, Trust Preferred Securities, guarantees of the Trust Preferred Securities by BNSF (the “Guarantee”) (collectively, the “Offered Securities”) and the corporate proceedings (the “Corporate Proceedings”) taken in connection therewith and (ii) the purchase by the Trust of $500,000,000 aggregate principal amount of 6.613% Fixed Rate/Floating Rate Junior Subordinated Notes, due December 15, 2055 (the “Notes”). The Notes are to be issued under an indenture dated as of December 8, 2005 (the “Indenture”) between BNSF and U.S. Bank Trust National Association, as Trustee, as supplemented by a first supplemental indenture dated as of December 15, 2005.

We have also participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of a Registration Statement on Form S-3, as amended (file no. 333-130214) (the “Registration Statement”) relating to the Offered Securities of which the Guarantees are a part. In rendering our opinions set forth below, we have examined originals or copies identified to our satisfaction of (i) the Underwriting Agreement; (ii) the Registration Statement (File No. 333-130214); (iii) the prospectus relating to the Guarantees; (iv) the Indenture; (v) the form of the Guarantee; and (vi) an officers’ certificate establishing the terms of the Guarantee. In addition, we have examined and relied upon other documents, certificates, corporate records, opinions and instruments, obtained from BNSF or other sources believed by us to be reliable, as we have deemed necessary or appropriate for the purpose of this opinion.

Based on the foregoing, it is our opinion that the Guarantee constitutes a valid and legally binding obligation of BNSF entitled to the benefits of the Indenture, except that (a) the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally and (ii) general principles of equity and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity) and (b) the enforceability of provisions

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December 12, 2005

imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances ((a) and (b), collectively, the “Enforceability Exceptions”).

We hereby consent to the filing of this opinion as an exhibit to BNSF’s Current Report on Form 8-K and the Registration Statement and to being named in the prospectus as supplemented relating to the Notes under the caption “Legal Matters” with respect to the matters stated therein.

Very truly yours,

MAYER, BROWN, ROWE & MAW LLP